EXHIBIT 10.13

ANNEX “1”

of the Master Joint Venture Agreement dated October 19, 2020

THIS ANNEX “1” made as of the 26th day of October, 2021.

AMONG:

ALDO PEDRO FIGUEIRA VIDINHA

(hereinafter referred to as “Vidinha”)

- and -

INSTADOSE PHARMA CORP.

(hereinafter referred to as “Instadose Pharma”)

WHEREAS:

A. The parties hereto entered into a master joint venture agreement dated October 19, 2020 (the “Portugal JV Agreement”);

B. Vidinha is the legal and/or beneficial owner of Smart Nature, LDA (“Smart Nature”), a “soon-to-be licensed” importer, distributor, and exporter of Medicinal Plant Derivatives in the Portuguese Republic (“Portugal”);

C. On September 27, 2021, Smart Nature received approval of its medicinal cannabis license application from the Portuguese National Authority of Medicines and Health (“Infarmed”) subject to the successful completion of both Infarmed Good Distribution Practice and police security inspections scheduled to take place in November 2021 and December 2021, respectively. Vidinha anticipates receiving Smart Nature’s medicinal cannabis licenses in or around January 2022 (the “Smart Nature Licenses”);

D. Pending receipt by IDP Portugal of the IDP Portugal Licenses, Vidinha has agreed to provide Instadose Pharma with exclusive third-party rights to utilize the Smart Nature Licenses (once officially granted) to import, distribute, and export Medicinal Plant Derivatives in and from Portugal (the “Smart Nature License Access Opportunity”); and

E. The parties have agreed to amend the Portugal JV Agreement and to execute and deliver this Annex “1” (“Annex “1”) to document their agreement with respect to the amendments.

NOW THEREFORE in consideration of the covenants and agreements herein contained and $1.00 now paid by each party to the other (the receipt and sufficiency whereof are hereby acknowledged), the parties agree as follows:

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1.	Recitals. The above recitals are true both in substance and in fact and form part of this Annex “1”.

2.	Annex “ 1”. This Annex “1” forms part of the Portugal JV Agreement and shall be read with the Portugal JV Agreement as one document.

3.	Definitions. Capitalized terms not defined in this Annex “1” shall have the same meaning attributable to such term in the Portugal JV Agreement.

4.	Amendments. The following provisions of the Portugal JV Agreement are hereby amended as follows:

(a) Section 1.1 shall be amended to include the following definitions:

(www.1)

“Smart Nature License Access Opportunity” means Instadose Pharma’s exclusive right to utilize the Smart Nature Licenses to enable the import, distribute, and export Medicinal Plant Derivatives in and from the Portuguese Republic.

(www.2)	“Smart Nature Licenses” means Smart Nature, LDA’s “soon-to-be- granted” licenses to import, distribute, and export Medicinal Plant Derivatives in and from the Portuguese Republic.

(b) Section 5.2 shall be deleted and replaced with the following:

“5.2	Scope

The Parties agree to work together under the Project to do the following:

(a)	incorporate IDP Portugal to operate the Project;

(b)	apply for, obtain, and maintain the IDP Portugal Licenses;

(c)	pending receipt of the IDP Portugal Licenses, execute upon the Smart Nature License Access Opportunity;

(d)	construct or purchase and operate the IDP Portugal Facilities;

(e)	import Imported Derivatives to any of the Project Facilities;

(f)	if required, or upon the Parties agreeing to do so, grow and harvest Medicinal Plants at the Project Facilities;

(g)	process Imported Derivatives and Portugal-Grown Medicinal Plant Derivatives into Cannabinoid Oil at the Project Facilities;

(h)	package and store Project Outputs at any of the Project Facilities;

(i)	sell and export Project Outputs to Purchasers; and

(j)	execute upon the Industry Collaboration Opportunity.

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((a) through (j) shall collectively hereinafter be referred to as the “Project”)”

(c) Section 5.4 shall be deleted and replaced with the following:

“5.4	Exclusivity

It is agreed by the Parties that during the Project Term:

(a)	IDP Canada shall have the exclusive right to provide Medicinal Plant Derivatives and Project Equipment to the Project;

(b)	all Cannabinoid Oil sold under the Project shall be produced utilizing the Project Equipment;

(c)

IDP Portugal shall not sell, assign, or otherwise transfer (whether for consideration or not) any of IDP Canada’s or IDP Portugal’s rights under this Agreement to any other Person, except in accordance with the provisions of this Agreement;

(d)

other than IDP Canada’s existing operations in The Republic of North Macedonia, this Project shall be the only other Project undertaken by IDP Canada in the European Union throughout the Project Term; and

(e)

notwithstanding Article 5.4(d) above, nothing in this Agreement shall prevent IDP Canada from establishing other projects like the Project outside of the European Union for the purpose of manufacturing or selling Project Outputs.”

Other than as may be set forth in this Agreement, nothing contained in this Section 5.4 shall in any way restrict or limit Smart Nature’s rights to monetize the Smart Nature Licenses for its own business purposes.”

(d) Section 9.2 shall be deleted and replaced with the following:

“9.2	Execution of Supply Agreements

The Purchase and sale of Project Outputs shall be governed by the terms of the Supply Agreement entered into between IDP Portugal and the Purchaser. A model template Supply Agreement is attached as Schedule “L” to this Agreement. The Supply Agreement contains, among other things:

(a)	the Specifications for the Project Outputs to be purchased;

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(b)	the requirement that all Imported Derivatives supplied by a Supplying Country Rights Holder to IDP Portugal be FOB Portugal;

(c)	the agreed upon price per kilogram or litre of Project Outputs to be purchased by the Purchaser; and

(d)	all protocals governing the purchasing, sampling, approval, release, and pick-up of the Project Outputs.

Before entering into a Supply Agreement with a prospective Purchaser, IDP Portugal must first conduct appropriate due diligence with respect to the licensing qualifications and legitimacy of the Purchaser to the satisfaction of both IDP Canada and Vidinha.”

(e) Section 10.4 shall be deleted and replaced with the following: “

10.4	Net Profit Share

(a)	Subject to Section 10.4(b) below, Net Profit generated by IDP Portugal from the Project shall be split ninety-five percent (95%) to IDP Canada and five percent (5%) to Vidinha; and

(b)	Net Profit generated by IDP Portugal from the Project utilizing the Smart Nature Licenses shall be split ninety percent (90%) to IDP Canada and ten percent (10%) to Vidinha.

((a) and (b) shall collectively be referred to as the “Net Profit Share”)”

(f) Section 1.5 shall be deleted and replaced with the following:

“10.5	Payment of Net Profit Share and Vidinha Advance

(a)	IDP Portugal shall complete payment of each Party’s Net Profit Share as follows:

(i)	within fifteen (15) Business Days following receipt by IDP Portugal of its quarterly Financial Statements, percent (75%) of each Party’s Net Profit Share for the most recent financial quarter; and

(ii)	within thirty (30) Business Days following receipt by IDP Portugal of it’s year-end audited Financial Statements, the balance of each Party’s Net Profit Share for the preceding Project Year.

(the date of each payment of Net Profit Share set forth in (a) and (b) above shall each be referred to as a “Net Profit Share Payment Date”).

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(b)	Notwithstanding Section 10.5(a) above, the Parties agree to provide Vidinha with the following advances against Vidinha’s Net Profit Share:

(i)	Following completion of the sale of Product Outputs utilizing the IDP Portugal Licenses, 2.5% of the Purchase Price paid by the applicable Purchaser to IDP Portugal; and

(ii)	Following completion of the sale of Product Outputs utilizing the Smart Nature Licenses, 5.0% of the Purchase Price paid by the applicable Purchaser to IDP Portugal.

((i) and (ii) shall collectively be referred to as the “Vidinha Advance”)”

(g) Section 11.2 shall be deleted and replaced with the following:

“11.2	The IDP Portugal Licenses and Smart Nature Licenses

(a)	With respect to the IDP Portugal Licenses, Vidinha shall be obliged to:

(i)	obtain and keep current the IDP Portugal Licenses in accordance with the Regulatory Provisions;

(ii)	comply with all conditions of the IDP Portugal Licenses granted by any Regulatory Authority; and

(iii)	take all other necessary action required under the relevant Regulatory Provisions governing the IDP Portugal Licenses and all related facets of the conduct of the Project.

(b)	With respect to the Smart Nature Licenses, Vidinha shall be obliged to:

(i)	Pending receipt by IDP Portugal of the IDP Portugal Licenses, provide IDP Portugal with the Smart Nature License Access Opportunity;

(ii)	obtain and keep current the Smart Nature Licenses in accordance with the Regulatory Provisions;

(iii)	comply with all conditions of the Smart Nature Licenses granted by any Regulatory Authority; and

(iv)	take all other necessary action required under the relevant Regulatory Provisions governing the Smart Nature Licenses and all related facets of the conduct of the Project.”

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(h) Section 11.4 shall be deleted and replaced with the following:

“11.4	Administrative Assistance in the Solicitation of Supply Agreements

Vidinha acknowledges that it is IDP Canada’s sole responsibility to solicit Supply Agreements for Project Outputs. On behalf of IDP Portugal, Vidinha agrees to provide IDP Canada with any administrative assistance necessary to solicit the Supply Agreements.”

(i) Section 12.4 shall be deleted and replaced with the following:

“12.4	Funding Obligations

IDP Canada shall be responsible for funding all of the following on behalf of IDP Portugal and the Project:

(a)	Project Set-up Costs;

(b)	Initial Operating Expense Advance;

Project Runway Shortfalls; and

(c)	Project Operating Expenses to be incurred by Smart Nature in furtherance of obtaining all import and export permits under the Smart Nature License Access Opportunity.”

3.	Miscellaneous Provisions.

(a)

Pending receipt by IDP Portugal of the IDP Portugal Licenses, and as circumstances shall arise and be deemed applicable, all of the protocols, roles, responsibilities, and undertakings of Instadose Pharma and Vidinha applicable to the IDP Portugal Licenses shall also be applicable to the Smart Nature Licenses.

(b)

The invalidity or unenforceability of any term or provision of this Annex “1” will not affect the validity or enforceability of any other term or provision hereof or in the Portugal JV Agreement. The headings in this Annex “1” are for convenience of reference only and will not alter or otherwise affect the meaning of this Annex “1”. This Annex “1” along with the Portugal JV Agreement constitutes the entire agreement of Vidinha and Instadose Pharma regarding the specific subject matter hereof and supersede any and all prior understandings or agreements between or among any of Vidinha or Instadose Pharma with respect to such specific subject matter.

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(c)

Vidinha and Instadose Pharma hereby agree and undertake each to the other to execute, at the sole cost of the requesting party, such further and other documents or assurances as may be necessary to give effect to the transaction contemplated hereby, and as may be reasonably required. This Annex “1” may not be further amended, modified, or waived except by written instrument signed by Vidinha and Instadose Pharma. This Annex “1” shall be binding upon each of Vidinha and Instadose Pharma hereto and shall inure to the benefit of, and be binding on, each of Vidinha's and Instadose Pharma’s respective successors and assigns.

(d)

The rights and obligations of the Parties under or pursuant to this Annex “1” shall be governed by and construed in accordance with the international laws of the Province of Ontario and the laws of Canada applicable therein, without regard to any conflict of law principles or provisions thereof.

(e)

This Annex “1” may be executed in counterparts, deliverable by facsimile or electronic transmission, and when so executed by all the parties hereto shall form a binding agreement between Vidinha and Instadose Pharma.

[signature page to follow]

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DATED as of the date first mentioned above.

ALDO PEDRO FIGUEIRA VIDINHA

Address:
Rua do Campo de Futebol no. 330 2[0] Esq. São Domingos de Rana, Portugal

INSTADOSE PHARMA CORP.

Per:
Name:	Grant F. Sanders
Title:	Chief Executive Officer

Address:

301 - 5500 North Service Road, Burlington, Ontario L7L 6W6 Canada

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